IMAX CORPORATION

EXHIBIT 10.21

THIRD AMENDING AGREEMENT

This Amendment to Employment Agreement dated as of June 12, 2013 (the “Third Amending Agreement”) is made between:

IMAX CORPORATION, a corporation incorporated under the laws of Canada (hereinafter referred to as the “Company”),

and

GREG FOSTER, of the City of Los Angeles in the State of California (the “Employee”).

WHEREAS, the Company wishes to enter into this Third Amending Agreement to amend and extend the Employment Agreement dated as of March 1, 2006 between the Company and Employee as modified and amended by the First Amending Agreement dated as of December 31, 2007 and the Second Amending Agreement dated as of April 29, 2010 (together, the “Agreement”), whereunder the Employee provides services to the Company, and the Employee wishes to so continue such engagement, as hereinafter set forth;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 1.1 of the Agreement shall be amended as follows:

a. The following shall be added after the end of the first sentence thereof: “Effective as of July 1, 2013, the Employee’s title shall be ‘CEO, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation.’ This title must be used in complete form at all times, including both the IMAX Entertainment and IMAX Corporation portions.”

b. Wherever “co-CEOs” appears therein, it shall be deleted and replaced with “CEO.”

c. The term “Filmed Entertainment” in the penultimate sentence shall be replaced with “IMAX Entertainment.”

2. Section 1.3 of the Agreement shall be amended by deleting the date “July 1, 2013” wherever it appears therein and replacing it with “July 1, 2016”.

3. Section 2.1 of the Agreement shall be deleted and replaced with the following:

Section 2.1 Base Salary. Effective July 1, 2013, the Employee shall be paid an annual base salary (“Base Salary”) of US$900,000. The Employee shall be paid no less frequently than monthly in accordance with the Company’s payroll practices.

4. Section 2.2 of the Agreement shall be deleted and replaced with the following:

Section 2.2 Bonus. In addition to the Base Salary, the Employee shall continue to be entitled to participate in the management bonus plan of the Company that applies to senior executives of the Company. The Employee will be eligible, subject to the terms of the plan, to receive a discretionary bonus (the “Management Bonus”) for the applicable year, which is typically paid in March of the following year. The bonus will be based 50% on the Company’s performance and 50% on the Employee’s performance. The target bonus (the “Target Bonus”) is equal to 70% of the Base Salary, with no minimum and with the potential to overachieve.

5. Section 2.3.1 of the Agreement shall be deleted and replaced with the following:

Section 2.3.1 Incentive Compensation. Starting as soon as practicable following the execution of the Third Amending Agreement, the Employee shall receive three annual equity grants of $1,800,000 in value each, for a total grant value of $5,400,000. The annual grants will be a mix of non-qualified options (the “Options”) to purchase shares of common stock of the Company (the “Common Shares”) and Restricted Share Units (“RSUs”), according to the following schedule:

•	2013: 70% Options, 30% RSUs

•	2014: 60% Options, 40% RSUs

•	2015: 50% Options, 50% RSUs

Annually at the time of the grant, the Company will use the $1,800,000 total grant value as well as the binomial value (for Options) and current price of Common Shares (for RSUs) to determine the amount of Options and RSUs granted. It is anticipated that the Employee will receive the first grant hereunder in July 2013, the second grant in March 2014, and the third grant in March 2015. All granted Options and RSUs shall vest over a three-year period, as follows: 1/3 on the first anniversary date of the grant; 1/3 on the second anniversary date of the grant; and 1/3 on the third anniversary date of the grant.

Both the Options and the RSUs granted hereunder shall be subject to the terms and conditions of the Company’s Long Term Incentive Plan (“LTIP”), as well as the grant agreements to be entered into between the Company and the Employee pursuant to, and in accordance with, the terms of the LTIP.

If the Employee resigns prior to the conclusion of the Employment Term or chooses not to renew the Agreement, any unvested Options or RSUs will be forfeited without compensation. If the Agreement is not renewed at the Company’s choice, the vesting of all Options and RSUs will accelerate.

If the Employee is terminated Without Cause following a change of control of the Company (a “Change of Control”) (i.e., any person, or group of persons acting in concert, other than Bradley J. Wechsler and Richard L. Gelfond, acquiring greater that fifty percent (50%) of the outstanding common shares of the Company, whether by direct or indirect acquisition or as a result of a merger, reorganization or sale of substantially all of the assets of IMAX Corporation), to the extent that the total value of the vested RSUs and Options granted herein is less than $5,000,000 at the time of such termination, the Employee’s severance payment under Section 4.1.1 will be increased by the amount the total value of the Employee’s vested RSUs and Options is less than $5,000,000.

6. Section 2.3.2 of the Agreement shall be deleted in its entirety.

7. Section 2.3.3 of the Agreement shall be deleted and replaced with the following:

Section 2.3.3 Life Insurance. (a) For the duration of the Employment Term the Company shall continue to pay premiums on a term life insurance policy or policies in the aggregate amount of $3,000,000 for the benefit of a beneficiary (or beneficiaries) designated by the Employee. This shall be a taxable benefit to the Employee.

(b) In addition to the term life insurance referred to in Section 2.3.3(a), starting in July 2015, the Company shall pay up to $135,000 per year for five years in premiums for life insurance for the benefit of a beneficiary (or beneficiaries) designated by Employee. Prior to July 2015, the Company shall continue to pay premiums of up to $135,000 on life insurance for Employee pursuant to Section 2.3.3(b) under the Second Amending Agreement. This shall be a taxable benefit to the Employee. The Company’s payments under this provision shall cease upon Employee’s resignation, termination with Cause, or failure to renew his Employment Agreement.

8. Section 4.1.1 of the Agreement shall be deleted and replaced with the following:

Section 4.1.1 General. Subject to the provisions of Sections 4.1.2, 4.1.3 and 6, if, after the Commencement Date and prior to the expiration of the Employment Term, the Employee’s employment is terminated by the Company Without Cause, then the Company shall pay the Termination Payment then due to be paid within 30 days of the date of termination and shall continue to pay the Employee the Base Salary and Target Bonus for the remainder of the Employment Term (such period being referred to hereinafter as the “Severance Period”), but in no event for less than twelve (12) months, at such intervals as the same would have been paid had the Employee remained in the active service of the Company, or, at the option of the Company, by immediate payment to the Employee of the remaining Base Salary and Target Bonus that would be payable during the Severance Period. Upon such termination (if after the Commencement Date and prior to the expiration of the Employment Term), the Employee shall also be entitled to continue to receive his employment benefits referred to in Section 3.1 at the Company’s expense during the Severance Period (to the extent paid for by the Company as at the date of termination) and subject to the consent of the applicable insurers.

The Employee agrees that the Company may deduct from any payment of Base Salary and Target Bonus to be made during the Severance Period the benefit plan contributions which are to be made by the Employee during the Severance Period in accordance with the terms of all benefit plans for the minimum period prescribed by law. The Employee shall have no further right to receive any other compensation or benefits after such termination of employment except as are necessary under the terms of the employee benefit plans or programs of the Company or as required by applicable law. Payment of Base Salary and Target Bonus and the continuation of the aforementioned Employee benefits during the Severance Period as outlined above shall be deemed to include all termination and severance pay to which the Employee is entitled pursuant to applicable statutory and common law. The date of termination of employment Without Cause shall be the date specified in a written notice of termination to the Employee and does not include the Severance Period.

Notwithstanding anything to the contrary in Section 4.2 below, if the Employee resigns following both (a) a Change of Control and (b) the diminution of the Employee’s responsibilities such that (i) the Employee no longer reports directly to the CEO or (ii) an executive of equal or greater seniority to the Employee is employed in the Company’s Santa Monica office or in the IMAX Entertainment division, such resignation shall be treated as a termination of the Employee’s employment Without Cause pursuant to this Section 4.1.1.

9. Section 6 of the Agreement shall be amended by replacing the term “Minimum Bonus” in the first sentence thereof with the term “Target Bonus.”

10. The Employee may attend regularly scheduled meetings of the Board of Directors of the Company, except for meetings or portions thereof in Executive Session, or when the Employee’s attendance would not be consistent with good corporate governance.

11. The Company agrees to reimburse the Employee for tuition and his reasonable expenses incurred in connection with his attendance at an executive MBA program of his choice in the US (the “Program”) during the Employment Term, up to a total of $100,000. The Employee agrees to be available to the Company as required while enrolled in a Program, including during business hours, in the evenings and on weekends. If the Employee voluntarily resigns from the Company or does not renew the Agreement with the Company within two years after completion of a Program, the Employee must reimburse the Company for 50% of the amount paid by IMAX for the Program.

Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Third Amending Agreement on this 27th day of June, 2013.

IMAX CORPORATION

By:	/s/ Robert D. Lister
Name: Robert D. Lister
Title: Chief Legal Officer Chief Business Development Officer

By:	/s/ Carrie Lindzon-Jacobs
Name: Carrie Lindzon-Jacobs
Title: Executive Vice President Human Resources

SIGNED, SEALED AND DELIVERED in the presence of:	EMPLOYEE:

/s/ Marci O. Foster	/s/ Greg Foster
Witness	Greg Foster